EXHIBIT 99.1

The Chemours Company Reports First Quarter 2025 Results

Wilmington, Del., May 6, 2025 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the first quarter 2025.

Key First Quarter 2025 Results & Highlights1

•
Net Sales of $1.4 billion, in line with the corresponding prior-year quarter, with TSS achieving year-over-year growth of 40% in Opteon™ Refrigerants
•
Net Loss attributable to Chemours of $4 million, or $0.03 per diluted share, compared with Net Income attributable to Chemours of $54 million, or $0.36 per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income2 of $19 million, or $0.13 per diluted share, compared with $47 million, or $0.31 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA1,3 of $166 million compared to $191 million in the corresponding prior-year quarter
•
Signed a liquid cooling asset manufacturing agreement with Navin Fluorine International, Ltd. to produce two-phase immersion cooling fluid
•
Returned cash to shareholders through dividends of $37 million in the quarter and declared a reduced second quarter dividend to enable balance sheet flexibility going forward

“We made important progress against the key pillars of our Pathway to Thrive strategy with notable advancements in our Enabling Growth pillar, driving year-over-year Opteon™ growth, supported by the completion of our Corpus Christi, Texas Opteon™ capacity expansion, and initial manufacturing commitment to develop two-phase immersion cooling fluid. More broadly, we experienced continued, strong demand for Opteon™Refrigerants, with 40% year-over-year Net Sales growth,” said Denise Dignam, Chemours President and CEO. “While we experienced some headwinds across all three businesses, macroeconomic and business-related, we remain steadfast in executing our strategy, focusing on driving long-term shareholder value.”

Total Chemours

	Q1 2025	Q1 2024	Y-o-Y % ∆	Q4 2024	Q-o-Q % ∆
Net Sales (millions)	$1,368	$1,362	0%	$1,359	1%
Adjusted EBITDA (millions)	$166	$191	(13)%	$168	(1)%

First quarter 2025 Net Sales of $1.4 billion were in line with the prior-year quarter. A 5% increase in volume was partially offset by a 4% decrease in price, with currency a slight 1% headwind.

First quarter 2025 Net Loss attributable to Chemours was $4 million, or $0.03 per diluted share, compared to Net Income attributable to Chemours of $54 million, or $0.36 per diluted share in the prior-year quarter primarily driven by business performance and restructuring charges associated with the announced shut down of APM’s Surface Protection Solutions (“SPS”) Capstone™ business. Adjusted EBITDA for the first quarter of 2025 was $166 million, compared to $191 million in the prior-year quarter.

1 Certain prior period amounts have been revised to correct for certain immaterial errors as further described in our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

2 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

3 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #2.

EXHIBIT 99.1

The decrease in Adjusted EBITDA was primarily driven by lower pricing across business segments, primarily due to Freon™ weakness in TSS and regional pricing dynamics in TT, along with unfavorable currency movements and decreased volumes in APM. This was partially offset by increased Opteon™ Refrigerant blends volumes in TSS and lower costs in APM.

Thermal & Specialized Solutions

	Q1 2025	Q1 2024	Y-o-Y % ∆	Q4 2024	Q-o-Q % ∆
Net Sales (millions)	$466	$454	3%	$390	19%
Opteon™Refrigerants	$279	$200	40%	$178	57%
Freon™Refrigerants	$97	$173	(44)%	$124	(22)%
Foam, Propellants & Other (FP&O)	$90	$81	11%	$88	2%
Adjusted EBITDA (millions)	$141	$150	(6)%	$122	16%
Adjusted EBITDA Margin	30%	33%	(3) ppts	31%	(1) ppt

TSS segment first quarter 2025 Net Sales were $466 million, a 3% increase compared to the first quarter 2024. Net Sales growth was primarily driven by a volume increase of 10%, partially offset by a price decrease of 6%, with currency as a slight 1% headwind. Volume growth was driven by stronger demand for Opteon™ Refrigerant blends in connection with the stationary air conditioning OEM transition under the U.S. AIM Act, paired with increased demand for FP&O products in the quarter due to timing, partially offset by lower volumes for Freon™ Refrigerant products in connection with the U.S. AIM Act regulatory transition. The decrease in pricing was primarily attributed to lower Freon™ Refrigerant pricing due to elevated hydrofluorocarbon (“HFC”) inventory market levels.

TSS segment first quarter 2025 Adjusted EBITDA decreased 6% to $141 million compared to the prior-year quarter, while Adjusted EBITDA Margin also decreased 3 percentage points to 30%. This decrease was driven primarily by the previously mentioned decrease in price, partially offset by the increased demand for Opteon™ Refrigerant blends products.

On a sequential basis, Net Sales increased by 19%, driven by a volume increase of 19% and a price increase of 1%, with currency a slight 1% headwind. Overall volume and price increases were primarily related to typical seasonal trends across refrigerant portfolios amid the stationary transition under the U.S. AIM Act.

Titanium Technologies

	Q1 2025	Q1 2024	Y-o-Y % ∆	Q4 2024	Q-o-Q % ∆
Net Sales (millions)	$597	$591	1%	$632	(6)%
Adjusted EBITDA (millions)	$50	$69	(28)%	$70	(29)%
Adjusted EBITDA Margin	8%	12%	(4) ppts	11%	(3) ppts

TT segment first quarter 2025 Net Sales were $597 million, a 1% increase compared to the first quarter 2024. This increase was primarily driven by a 6% increase in volume concentrated in western markets4 where fair trade regulations have been established, partially offset by a 4% decrease in price across all markets, with currency a slight 1% headwind.

4 Primarily includes North America, Europe and Brazil.

EXHIBIT 99.1

TT segment first quarter 2025 Adjusted EBITDA decreased 28% to $50 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased by 4 percentage points to 8%. The decrease was primarily driven by the referenced decrease in price. The TT segment also encountered operational headwinds primarily related to cold weather downtime at its U.S sites in January 2025, which were offset by continued cost savings.

On a sequential basis, TT segment first quarter 2025 Net Sales decreased 6%, driven by a 3% decrease in volume and a 3% decrease in price, while currency impact remained flat. While experiencing stronger volumes in western markets where fair trade regulations have been established, these increases were more than offset by weaker volumes in the rest of the world.

Advanced Performance Materials

	Q1 2025	Q1 2024	Y-o-Y % ∆	Q4 2024	Q-o-Q % ∆
Net Sales (millions)	$294	$303	(3)%	$324	(9)%
Advanced Materials	$178	$190	(6)%	$191	(7)%
Performance Solutions	$116	$113	3%	$133	(13)%
Adjusted EBITDA (millions)	$32	$30	7%	$47	(32)%
Adjusted EBITDA Margin	11%	10%	1 ppt	15%	(4) ppts

APM segment first quarter 2025 Net Sales were $294 million, a 3% decrease compared to the first quarter 2024. The change in Net Sales was primarily driven by a 2% currency headwind from the EUR and 1% decrease in volume, while pricing remained flat. The volume decrease was primarily driven by weakness in cyclical end markets and products serving hydrogen markets.

APM segment first quarter 2025 Adjusted EBITDA increased 7% to $32 million compared to the prior-year quarter, while Adjusted EBITDA Margin increased 1 percentage point to 11%. The increase was primarily due to lower costs partially offset by the previously mentioned unfavorable currency movements and lower volumes.

On a sequential basis, APM segment first quarter 2025 Net Sales decreased by 9%, driven by a 9% volume decrease, partially offset by a 1% increase in price, with currency a slight 1% headwind.

In January 2025, under the Portfolio Management pillar of Pathway to Thrive, as a part of a broader strategic review of our APM European asset footprint, APM management approved a restructuring program to exit its SPS Capstone™ business. This action was taken due to regulatory changes and uncertainty that have caused reduced demand and market deselection of telomer-based chemistries, making SPS economics unfavorable going forward. As a result, during the first quarter of 2025, the Company recorded charges of $27 million5. The Company remains on track to complete the exit of this business and end all manufacturing of SPS Capstone™ products by the end of the second quarter of 20256, pending regulatory approval.

Other Non-Reportable Segment

The Performance Chemicals and Intermediates business in the Company’s Other Non-Reportable Segment had Net Sales and Adjusted EBITDA for the first quarter 2025 of $11 million and $1 million, respectively.

5 Consisted of non-cash asset-related charges of $12 million, employee separation charges of $13 million, and decommissioning and other charges of $2 million. The associated severance payments began in the first quarter of 2025 and are expected to be substantially completed by the second half of 2025. The $12 million of asset related charges primarily includes $11 million of non-cash accelerated depreciation related to SPS Capstone™ manufacturing assets remaining useful life. The Company also expects to incur additional asset-related charges of $13 million in the second quarter of 2025, along with decommissioning and other charges of $10 million related to retention, external spending to support site closure activities, deconstruction and ongoing decommissioning expenses. These charges will be recognized as period costs as incurred.

6Sales of SPS Capstone™ products were $88 million, $97 million and $104 million in the years ended December 31, 2024, 2023 and 2022, respectively.

EXHIBIT 99.1

Corporate Expenses7

Corporate Expenses were a $57 million offset to Adjusted EBITDA in the first quarter 2025, a slight increase compared to the prior-year quarter. This was primarily due to higher legal costs in advance of upcoming trials8, partially offset by lower costs associated with the Audit Committee’s internal review and remediation of material weaknesses, which were completed in 20249.

Liquidity and Capital Allocation

As of March 31, 2025, consolidated gross debt was $4.1 billion. Debt, net of $464 million in unrestricted cash and cash equivalents, was $3.7 billion, resulting in a net leverage ratio of approximately 5.0x on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.1 billion, comprised of $464 million in unrestricted cash and cash equivalents and $623 million of revolving credit facility capacity, net of outstanding letters of credit.

Operating cash usage for the first quarter of 2025 was $112 million, compared to $290 million in the prior-year quarter. The decrease in operating cash outflows in the first quarter of 2025 was primarily due to the unwinding of year end 2023 net working capital actions in the first quarter of 2024. Capital expenditures for the first quarter of 2025 amounted to $84 million, a decrease in spend compared to the prior-year quarter, driven by lower capital expenditures across each business. Free cash flows for the first quarter of 2025 reflected a use of $196 million compared with a use of $392 million in the prior year quarter. During the quarter, the Company paid $37 million in dividends to shareholders.

To align with Chemours’ Pathway to Thrive strategy, rooted in a balanced and disciplined approach to drive shareholder value, the Company announced an amendment and extension to its credit agreement to strengthen our liquidity profile and financial flexibility. The amended credit facility extends commitments to 2030 with a capacity of up to $1 billion10 until October 2026.

The Company is announcing a 65% reduction in its quarterly dividend to $0.0875 per share commencing with the Board of Directors’ second quarter dividend declaration yesterday11, which better aligns our capital allocation with strategic priorities under Pathway to Thrive and our commitment to balance sheet flexibility. Since its inception, the Company has consistently maintained a long practice of returning capital to its shareholders, which will remain a strategic priority going forward inclusive of this revised dividend structure.

Second Quarter 2025 Outlook

In the second quarter, the Company anticipates consolidated Net Sales to increase in the low to mid-teens sequentially, with consolidated Adjusted EBITDA also expected to increase within a range of 40% to 45%. Corporate Expenses, as an offset to Adjusted EBITDA, are expected to decrease in the low single-digits compared with the first quarter. The Company also anticipates free cash flow in the second quarter to be slightly positive, paired with capital expenditures in the range of $50 million.

TSS anticipates an overall sequential Net Sales increase in the low 20% range, driven by double-digit sequential growth expected in both Opteon™ Refrigerants and Freon™ Refrigerants, reflecting traditional seasonality. TSS Adjusted EBITDA is expected to increase approximately 30% sequentially, primarily driven by strong volume increases and expected favorable pricing impacts.

7 First quarter 2025 consolidated Adjusted EBITDA also reflects additional unallocated costs of $1 million. These costs are reflected in consolidated Adjusted EBITDA results only.

8 Here, referencing the upcoming trial with the New Jersey Department of Environmental Protection.

9 As of the end of 2024, all four material weaknesses identified in connection with the 2023 Form 10-K have been fully remediated.

10 The Company's revolving commitments of $1 billion are comprised of $780 million terminating on May 2, 2030 and $220 million on October 7, 2026.

11 On May 5, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $0.0875 per share on the Company’s common stock for the second quarter of 2025. The dividend will be paid on June 16, 2025, to stockholders of record as of the close of business on May 17, 2025.

EXHIBIT 99.1

TT expects a sequential Net Sales increase in the high single-digits, driven by a seasonal increase in volume primarily in our western markets. Adjusted EBITDA is also expected to increase in the low 40% range sequentially due to the anticipated seasonal volume increase and operating tailwinds following the cold weather downtime at our U.S. sites which we don’t anticipate to recur.

APM expects a sequential Net Sales increase in the low-teens, with volumes across the segment expected to increase driven by seasonality in customer demand. Adjusted EBITDA is anticipated to remain consistent sequentially.

Full Year 2025 Outlook

The Company expects to deliver Adjusted EBITDA of $825 million to $950 million in 2025. Anticipated capital expenditures are expected to range between $225 million to $275 million, and while anticipating free cash flow to be slightly positive in the second quarter, the Company projects free cash flows conversion to be in the range of 60-80% in the second half. This outlook assumes the existing tariff environment and known direct impacts to the business and no larger indirect impacts from tariffs on the macroeconomic environment or recessionary impacts.

Conference Call

As previously announced, Chemours will hold a conference call and webcast on May 7, 2025, at 8:00 AM Eastern Daylight Time. Access to the webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 6,000 employees and 28 manufacturing sites and serves approximately 2,500 customers in approximately 110 countries. For more information, visit chemours.com or follow us on LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the second quarter of 2025, the full year 2025 and the Company’s refreshed corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the US or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, changes in laws and regulations in the U.S. or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and in our Annual Report on Form 10-K for the year ended December 31, 2024. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Head of Strategy & Investor Relations
+1.302.773.3309

investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)1

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Net sales	$1,368	$1,362
Cost of goods sold	1,132	1,078
Gross profit	236	284
Selling, general, and administrative expense	123	137
Research and development expense	27	28
Restructuring, asset-related, and other charges	33	4
Total other operating expenses	183	169
Equity in earnings of affiliates	8	13
Interest expense, net	(66)	(63)
Other income, net	5	5
Income before income taxes	—	70
Provision for income taxes	4	16
Net (loss) income	(4)	54
Net (loss) income attributable to Chemours	$(4)	$54
Per share data
Basic (loss) earnings per share of common stock	$(0.03)	$0.36
Diluted (loss) earnings per share of common stock	(0.03)	0.36

The Chemours Company

Consolidated Balance Sheets (Unaudited)1

(Dollars in millions, except per share amounts)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$464	$713
Accounts and notes receivable, net	858	770
Inventories	1,550	1,463
Prepaid expenses and other	61	71
Total current assets	2,933	3,017
Property, plant, and equipment	9,624	9,572
Less: Accumulated depreciation	(6,493)	(6,389)
Property, plant, and equipment, net	3,131	3,183
Operating lease right-of-use assets	286	258
Goodwill	46	46
Other intangible assets, net	2	3
Investments in affiliates	164	152
Restricted cash and restricted cash equivalents	50	50
Other assets	782	804
Total assets	$7,394	$7,513
Liabilities
Current liabilities:
Accounts payable	1,006	$1,156
Compensation and other employee-related cost	123	99
Short-term and current maturities of long-term debt	43	54
Current environmental remediation	100	115
Other accrued liabilities	401	393
Total current liabilities	1,673	1,817
Long-term debt, net	4,064	4,054
Operating lease liabilities	213	194
Long-term environmental remediation	467	456
Deferred income taxes	28	35
Other liabilities	369	369
Total liabilities	6,814	6,925
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 198,438,218 shares issued and 149,568,021 shares outstanding at March 31, 2025; 198,300,033 shares issued and 149,428,431 shares outstanding at December 31, 2024)	2	2
Treasury stock, at cost (48,870,197 shares at March 31, 2025 and 48,871,602 at December 31, 2024)	(1,804)	(1,804)
Additional paid-in capital	1,060	1,055
Retained earnings	1,659	1,701
Accumulated other comprehensive loss	(338)	(367)
Total Chemours stockholders’ equity	579	587
Non-controlling interests	1	1
Total equity	580	588
Total liabilities and equity	$7,394	$7,513

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)1

(Dollars in millions)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(4)	$54
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	88	71
Gain on sales of assets and businesses	(1)	(3)
Equity in earnings of affiliates, net	(7)	(11)
Amortization of debt issuance costs and issue discounts	3	3
Deferred tax (benefit) provision	(15)	—
Asset-related charges	1	—
Stock-based compensation expense	5	1
Net periodic pension cost	—	1
Defined benefit plan contributions	(4)	(4)
Other operating charges and credits, net	37	(11)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(111)	(186)
Inventories and other current operating assets	(51)	(29)
Other non-current operating assets	48	31
(Decrease) increase in operating liabilities:
Accounts payable	(105)	(156)
Other current operating liabilities	(5)	(46)
Other non-current operating liabilities	9	(5)
Cash used for operating activities	(112)	(290)
Cash flows from investing activities
Purchases of property, plant, and equipment	(84)	(102)
Proceeds from sales of assets and businesses	—	3
Foreign exchange contract settlements, net	(2)	(2)
Cash used for investing activities	(86)	(101)
Cash flows from financing activities
Debt repayments	(8)	(3)
Payments on finance leases	(3)	(3)
Proceeds from supplier financing program	27	27
Payments to supplier financing program	(35)	(37)
Proceeds from exercised stock options, net	—	1
Payments related to tax withholdings on vested stock awards	(1)	(2)
Payments of dividends to the Company's common shareholders	(37)	(37)
Cash used for financing activities	(57)	(54)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	6	(9)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(249)	(454)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	763	1,807
Cash, cash equivalents, restricted cash and restricted cash equivalents at March 31,	$514	$1,353

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$26	$44

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales[1]				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2025	2024	(Decrease)	2024	(Decrease)
Thermal & Specialized Solutions	$466	$454	$12	$390	$76
Titanium Technologies	597	591	6	632	(35)
Advanced Performance Materials	294	303	(9)	324	(30)
Other Non-Reportable Segment	11	14	(3)	13	(2)
Total Net Sales	$1,368	$1,362	$6	$1,359	$9

Segment Adjusted EBITDA[1]				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2025	2024	(Decrease)	2024	(Decrease)
Thermal & Specialized Solutions	$141	$150	$(9)	$122	$19
Titanium Technologies	$50	$69	$(19)	$70	$(20)
Advanced Performance Materials	$32	$30	$2	$47	$(15)
Other Non-Reportable Segment	$1	$2	$(1)	$—	$1

Quarterly Change in Net Sales from the three months ended March 31, 2024

	March 31, 2025	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2024	Price	Volume	Currency	Portfolio
Total Company	$1,368	—%	(4)%	5%	(1)%	—%

Thermal & Specialized Solutions	$466	3%	(6)%	10%	(1)%	—%
Titanium Technologies	597	1%	(4)%	6%	(1)%	—%
Advanced Performance Materials	294	(3)%	—%	(1)%	(2)%	—%
Other Non-Reportable Segment	11	(21)%	5%	(25)%	—%	(1)%

Quarterly Change in Net Sales from the three months ended December 31, 2024

	March 31, 2025	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2024	Price	Volume	Currency	Portfolio
Total Company	$1,368	1%	—%	2%	(1)%	—%

Thermal & Specialized Solutions	$466	19%	1%	19%	(1)%	—%
Titanium Technologies	597	(6)%	(3)%	(3)%	—%	—%
Advanced Performance Materials	294	(9)%	1%	(9)%	(1)%	—%
Other Non-Reportable Segment	11	(15)%	(19)%	4%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as (loss) income before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net (loss) income attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Twelve Months Ended
	March 31,		December 31,	March 31,
	2025	2024	2024	2025	2024
(Loss) income before income taxes	$—	$70	$1	$38	$(421)
Net (loss) income attributable to Chemours	$(4)	$54	$(10)	$14	$(328)
Non-operating pension and other post-retirement employee benefit (income) cost	(2)	(1)	1	(5)	(1)
Exchange losses (gains), net	3	(1)	3	13	30
Restructuring, asset-related, and other charges (1)	32	4	7	85	141
Goodwill impairment charge (2)	—	—	—	56	—
Loss on extinguishment of debt	—	—	1	1	1
Gain on sales of assets and businesses, net (3)	(1)	(3)	—	(1)	(113)
Transaction costs (4)	—	—	2	2	16
Qualified spend recovery (5)	(9)	(7)	(4)	(28)	(47)
Litigation-related charges (6)	—	(5)	—	2	756
Environmental charges (7)	—	—	15	15	9
Adjustments made to income taxes (8)	—	2	2	3	(13)
Provision for (benefit from) income taxes relating to reconciling items (9)	—	4	(7)	(9)	(129)
Adjusted Net Income	19	47	10	148	322
Net income attributable to non-controlling interests	—	—	—	—	1
Interest expense, net	66	63	67	267	229
Depreciation and amortization (10)	77	71	75	299	301
All remaining provision for income taxes (9)	4	10	16	29	48
Adjusted EBITDA	$166	$191	$168	$743	$901

Total debt principal				$4,147	$4,051
Less: Cash and cash equivalents				(464)	(746)
Total debt principal, net				$3,683	$3,305

Net Leverage Ratio (calculated using GAAP earnings) (11)				96.9x	(7.9)x
Net Leverage Ratio (calculated using Non-GAAP earnings) (11)				5x	3.7x

GAAP Net (Loss) Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the twelve months ended March 31, 2025, restructuring, asset-related and other charges primarily includes charges related to our decision to exit our SPS CapstoneTM business and the 2024 Restructuring Program. For the twelve months ended March 31, 2024, restructuring, asset-related and other charges primarily includes charges related to the Titanium Technologies Transformation Plan, charges related to our decision to abandon implementation of our new ERP software platform, shutdown of a production line at the Company's El Dorado site and charges related to the 2023 and 2022 Restructuring Program. See "Note 4 – Restructuring, Asset-Related and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 for further details.
(2)
Represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
For the twelve months ended March 31, 2024, gain on sales of assets and businesses, net includes pre-tax gain on sale of $106 million related to the Glycolic Acid Transaction.
(4)
For the twelve months ended March 31, 2024, transaction costs includes $7 million of costs associated with the Senior Secured Credit Facilities entered into during 2023 and $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.
(6)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended March 31, 2025, litigation-related charges includes a $29 million accrual associated with the Ohio MDL and $27 million of benefits from insurance recoveries. For the twelve months ended March 31, 2024, litigation-related charges includes the $592 million accrual related to the United States Public Water System Class Action Suit Settlement plus $24 million of third-party legal fees directly related to the settlement, $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million to the Company's portion of the supplemental payment to the State of Delaware, $76 million for other PFAS litigation matters, $8 million of benefits from insurance recoveries and $4 million of other litigation matters. See "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 for further details.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain environmental remediation expenses at various sites. For the twelve months ended March 31, 2025, environmental charges primarily includes off-site remediation costs at Dordrecht Works. See "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
Accelerated depreciation charges of $11 incurred as part of our decision to exit our SPS CapstoneTM business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(11)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by (loss) income before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation1

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Numerator:
Net (loss) income attributable to Chemours	$(4)	$54	$(10)
Adjusted Net Income	19	47	10
Denominator:
Weighted-average number of common shares outstanding - basic	149,918,386	149,035,200	149,825,988
Dilutive effect of the Company's employee compensation plans (1)	491,194	1,015,169	503,667
Weighted-average number of common shares outstanding - diluted (1)	150,409,580	150,050,369	150,329,655

Basic (loss) earnings per share of common stock (2)	$(0.03)	$0.36	$(0.07)
Diluted (loss) earnings per share of common stock (1) (2)	(0.03)	0.36	(0.07)
Adjusted basic earnings per share of common stock (2)	0.13	0.32	0.06
Adjusted diluted earnings per share of common stock (1) (2)	0.13	0.31	0.06
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended March 31, 2025 and December 31, 2024. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended March 31, 2025 and December 31, 2024 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted (loss) earnings per share are calculated based on unrounded numbers.

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended
	March 31,		December 31,
	2025	2024	2024
Cash flows (used for) provided by operating activities	$(112)	$(290)	$138
Less: Purchases of property, plant, and equipment	(84)	(102)	(109)
Free Cash Flows	$(196)	$(392)	$29
Adjusted EBITDA	166	191	168
Free Cash Flow Conversion	(118)%	(205)%	17%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

2025 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income and Estimated Adjusted EBITDA Reconciliation (1)

	(Estimated)
	Year Ending December 31, 2025
	Low	High
Net income attributable to Chemours	$168	$263
Restructuring, transaction, and other costs, net (2)	24	24
Adjusted Net Income	192	287
Interest expense, net	280	280
Depreciation and amortization	310	310
All remaining provision for income taxes	43	73
Adjusted EBITDA	$825	$950
(1)
The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.
(2)
Restructuring, transaction, and other costs, net relates to the Company's 2024 Restructuring Program and decision to exit its SPS CapstoneTM business.